NEUBERGER BERMAN EQUITY FUNDS
                                   TRUST CLASS
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE A




     The Trust Class of the Series of Neuberger Berman Equity Funds currently subject to this Agreement are as follows:



Neuberger Berman Equity Income Fund
Neuberger Berman All Cap Growth Fund
Neuberger Berman International Large Cap Fund
Neuberger Berman Premier Analysts Fund
Neuberger Berman Premier Convergence Fund
Neuberger Berman Premier Dividend Fund
Neuberger Berman Premier Energy Fund


Date: October 7, 2006